Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS
        FOR THE FIRST QUARTER OF FISCAL 2012

Wilmington, MA (January 4, 2012) -- UniFirst Corporation (NYSE: UNF) today announced results for its first quarter of fiscal 2012, which ended on November 26, 2011. Revenues were $313.0 million, up 14.6% from $273.1 million for the first quarter a year ago.  Net income was $25.8 million ($1.30 per diluted common share), compared to the first quarter of fiscal 2011 when net income was $23.8 million ($1.20 per diluted common share).

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are very pleased with the strong revenue growth in our core laundry operations during the quarter which was the result of the continued outstanding performance of our sales and service organizations. The excellent results of our Specialty Garments and First Aid segments also contributed to the quarter’s top and bottom line growth.”

Core laundry revenues for the quarter were $272.3 million, up 14.1% from those reported in the same period in fiscal 2011.  Excluding the positive effects of acquisitions and a stronger Canadian dollar, core laundry revenues increased 12.1%. Income from operations for this segment grew 1.7% compared to the first quarter of fiscal 2011, but fell as a percentage of revenues to 12.8% from 14.4% a year ago. As anticipated, the operating margin decline in the core laundry operations was due primarily to increased merchandise amortization as a percentage of revenues.  The impact of the merchandise was partially offset by lower payroll and payroll related costs as well as depreciation expense as a percentage of revenues.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $30.3 million in the first quarter, up 17.3% compared to the same period a year ago. This increase was primarily the result of increased North American project related revenues as well as strong performances from the segment’s European operations and cleanroom business.  As a result of the revenue growth, income from operations for this segment increased to $6.6 million in the first quarter from $4.0 million a year earlier.

Earnings comparisons for the quarter were helped by a decrease in net interest expense of $1.7 million from the first quarter of fiscal 2011.  The decrease was due to the expiration of an interest rate swap and the payment of $75.0 million in private placement notes that came due in June 2011.  Conversely, the Company recognized foreign exchange losses of $0.6 million in the quarter versus gains of $0.2 million for the same quarter a year ago.  In addition, the effective income tax rate for the quarter was 38.3% compared to 37.0% in the first quarter of fiscal 2011.  The year ago first quarter tax rate benefited from the reversal of tax contingency reserves related to the resolution of certain state tax audits.

UniFirst continues to maintain a solid balance sheet and overall financial position.  Cash and cash equivalents on hand at the end of the quarter was $54.1 million. Cash flows from operations during the quarter increased 12.8% compared to the same quarter a year ago. In addition, the percentage of debt to total capital declined to 12.0%.

Outlook
Mr. Croatti continued, “Although unemployment levels remain high, we are starting to see some improvement in the wearer levels of our existing customer base.  Based on this improvement, as well as the strength of our first quarter, we are raising our full year fiscal 2012 guidance.  We now project revenues to be between $1.220 billion and $1.235 billion and diluted earnings per share to be between $3.85 and $4.05.”

Conference Call Information
UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.UniFirst.com.

About UniFirst Corporation
UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 11,000 Team Partners who serve more than 240,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities.  UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements
This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of adverse economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 27, 2011 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.  The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income

	Thirteen weeks ended
	November 26,	November 27,
(In thousands, except per share data)	2011 (2)	2010 (2)
Revenues	$313,025	$273,090

Operating expenses:
Cost of revenues (1)	195,139	163,235
Selling and administrative expenses (1)	59,124	55,183
Depreciation and amortization	16,408	15,502
Total operating expenses	270,671	233,920

Income from operations	42,354	39,170

Other expense (income):
Interest expense	573	2,203
Interest income	(631)	(582)
Exchange rate loss (gain)	627	(172)
	569	1,449

Income before income taxes	41,785	37,721
Provision for income taxes	15,983	13,957

Net income	$25,802	$23,764

Income per share – Basic
Common Stock	$1.37	$1.26
Class B Common Stock	$1.09	$1.01

Income per share – Diluted
Common Stock	$1.30	$1.20

Income allocated to – Basic
Common Stock	$20,258	$18,604
Class B Common Stock	$5,068	$4,704

Income allocated to – Diluted
Common Stock	$25,350	$23,330

Weighted average number of shares outstanding – Basic
Common Stock	14,838	14,753
Class B Common Stock	4,641	4,663

Weighted average number of shares outstanding – Diluted
Common Stock	19,557	19,487

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	November 26, 2011 (1)	August 27, 2011
Assets
Current assets:
Cash and cash equivalents	$54,123	$48,812
Receivables, net	143,176	128,377
Inventories	73,782	76,460
Rental merchandise in service	133,281	126,536
Prepaid and deferred income taxes	7,369	11,358
Prepaid expenses	6,769	3,647

Total current assets	418,500	395,190

Property, plant and equipment:
Land, buildings and leasehold improvements	345,020	346,738
Machinery and equipment	398,120	393,530
Motor vehicles	132,176	129,762

	875,316	870,030
Less - accumulated depreciation	483,114	474,963
	392,202	395,067

Goodwill	287,910	288,249
Customer contracts and other intangible assets, net	58,141	60,905
Other assets	2,247	2,109

	$1,159,000	$1,141,520

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term debt	$11,470	$20,133
Accounts payable	59,230	56,064
Accrued liabilities	75,508	76,630
Accrued income taxes	2,523	-

Total current liabilities	148,731	152,827

Long-term liabilities:
Long-term debt, net of current maturities	100,180	100,163
Accrued liabilities	41,530	39,698
Accrued and deferred income taxes	51,005	50,890

Total long-term liabilities	192,715	190,751

Shareholders' equity:
Common Stock	1,500	1,499
Class B Common Stock	488	488
Capital surplus	35,504	33,588
Retained earnings	777,623	752,530
Accumulated other comprehensive income	2,439	9,837

Total shareholders' equity	817,554	797,942

	$1,159,000	$1,141,520

 (1) Unaudited

UniFirst Corporation and Subsidiaries
Detail of Operating Results

Revenues

	Thirteen weeks ended
	November 26,	November 27,	Dollar	Percent
(In thousands, except percentages)	2011 (1)	2010 (1)	Change	Change

Core Laundry Operations	$272,273	$238,691	$33,582	14.1%
Specialty Garments	30,268	25,811	4,457	17.3
First Aid	10,484	8,588	1,896	22.1
Consolidated total	$313,025	$273,090	$39,935	14.6%

Income from Operations

	Thirteen weeks ended
	November 26,	November 27,	Dollar	Percent
(In thousands, except percentages)	2011 (1)	2010 (1)	Change	Change

Core Laundry Operations	$34,982	$34,414	$568	1.7%
Specialty Garments	6,566	4,029	2,537	63.0
First Aid	806	727	79	10.8
Consolidated total	$42,354	$39,170	$3,184	8.1%

(1) Unaudited

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows

Thirteen weeks ended (In thousands)	November 26, 2011 (1)	November 27, 2010 (1)
Cash flows from operating activities:
Net income	$25,802	$23,764
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	13,727	13,125
Amortization of intangible assets	2,681	2,377
Amortization of deferred financing costs	59	67
Share-based compensation	1,668	1,684
Accretion on environmental contingencies	158	170
Accretion on asset retirement obligations	158	147
Deferred income taxes	51	5,433
Changes in assets and liabilities, net of acquisitions:
Receivables	(16,100)	(17,274)
Inventories	2,332	(4,759)
Rental merchandise in service	(7,505)	(5,133)
Prepaid expenses	(3,137)	(2,443)
Accounts payable	3,529	2,677
Accrued liabilities	623	2,077
Prepaid and accrued income taxes	6,608	5,254
Net cash provided by operating activities	30,654	27,166

Cash flows from investing activities:
Acquisition of businesses	-	(2,220)
Capital expenditures	(13,966)	(12,250)
Other	(118)	(776)
Net cash used in investing activities	(14,084)	(15,246)

Cash flows from financing activities:
Proceeds from long-term obligations	7,000	-
Payments on long-term obligations	(15,371)	(496)
Proceeds from exercise of Common Stock options	248	153
Payment of cash dividends	(709)	(707)
Net cash used in financing activities	(8,832)	(1,050)

Effect of exchange rate changes	(2,427)	1,137

Net increase in cash and cash equivalents	5,311	12,007
Cash and cash equivalents at beginning of period	48,812	121,258

Cash and cash equivalents at end of period	$54,123	$133,265

(1) Unaudited